Exhibit 99.1

MFA

FINANCIAL, INC.

One Vanderbilt Ave

New York, New York 10017

PRESS RELEASE	FOR IMMEDIATE RELEASE

May 4, 2022	NEW YORK METRO

INVESTOR CONTACT:	InvestorRelations@mfafinancial.com	NYSE: MFA
212-207-6488
www.mfafinancial.com

MEDIA CONTACT:	Abernathy MacGregor
Tom Johnson
212-371-5999

MFA Financial, Inc. Announces First Quarter 2022 Financial Results

NEW YORK - MFA Financial, Inc. (NYSE:MFA) today provided its financial results for the first quarter ended March 31, 2022.

First Quarter 2022 financial results update:

•	MFA generated a GAAP loss for the first quarter of $(91.1) million, or ($0.86) per common share[1]. Distributable Earnings, a non-GAAP financial measure, which adjusts GAAP earnings by removing unrealized gains and losses, primarily on residential mortgage investments, associated financing liabilities and hedges that are accounted for at fair value through earnings, as well as certain non-cash expenses and securitization-related transaction costs, was $66.0 million, or $0.62 per common share.

•	GAAP book value at March 31, 2022 was $17.84 per common share, while Economic book value, a non-GAAP financial measure of MFA’s financial position that adjusts GAAP book value by the amount of unrealized market value changes in residential whole loans and securitized debt held at carrying value for GAAP reporting, was $18.81 per common share at quarter-end.

•	Rapid increases in interest rates, combined with wider spreads, resulted in losses on our residential whole loans that are measured at fair value through earnings of $288.4 million. This was partially offset by net gains of $158.2 million on derivatives used for risk management purposes and on securitized debt measured at fair value through earnings.

[1]	Except as otherwise noted, for all periods presented all per share amounts and common shares outstanding have been adjusted to reflect the Company’s 1-for-4 reverse stock split which was effected following the close of business on April 4, 2022.

•	Net interest income for the first quarter was $63.1 million. Interest income from residential whole loans increased 10% over the immediately prior quarter to $99.5 million. This increase was largely offset by a $9.0 million decline in interest income from residential mortgage securities, as the prior quarter included the impact of the early repayment of an MSR bond. Interest expense was $7.6 million higher than the immediately prior quarter, consistent with the rising rate environment, which impacted both repurchase agreement funding and securitization execution. For the first quarter, the overall net interest spread generated by all of our interest-bearing assets, including the carrying cost associated with swaps used for economic hedging purposes, was 1.96%.

•	During the quarter, we completed two securitizations of Non-QM loans totaling $569.9 million, with a weighted average coupon of bonds sold of 4.05%, providing longer term, non-recourse, non-mark-to-market financing and $142.2 million of additional liquidity. Subsequent to quarter end, we completed two securitizations of Business Purpose loans, totaling $509.5 million, including our first securitization of approximately $250.0 million of Rehabilitation loans.

•	Loan acquisition activity of $1.2 billion, resulted in net portfolio growth for the quarter of approximately $330 million. During the quarter we acquired, or committed to acquire, approximately $615 million of Non-QM loans. At Lima One, funded originations of Business Purpose loans were more than $525 million (over $660 million maximum loan amount inclusive of undrawn amounts), reflecting record volumes for the third consecutive quarter. In addition, draws funded during the quarter on Rehabilitation loans were $63.1 million.

•	On April 29, 2022, MFA paid a regular cash dividend for the first quarter of $0.11 per share of common stock (based on the number of shares held by stockholders at the record date (March 22, 2022) and before giving effect to the 1-for-4 reverse stock split effected on April 4, 2022).

Commenting on the first quarter 2022, Craig Knutson, MFA’s CEO and President said, “The first quarter of 2022 was an extremely challenging period for fixed income investors, and exceptionally so for mortgage investors, including MFA. The magnitude of rate sell-off, particularly in the short end of the yield curve, was the most dramatic witnessed in over 30 years, eclipsing even the rate increases in early 1994. We proactively addressed this challenge by taking steps to further hedge our exposure to interest rate risk, as well as bolster our cash position. Specifically, we added $1.5 billion in interest rate swaps and completed additional securitizations. While higher absolute rates and materially wider spreads on securitized mortgage assets pressured mortgage loan pricing, the additional risk management measures taken did mitigate the impact of the rate environment and resulted in a moderate book value decline for MFA. Further, we continued to take advantage of the strong housing market, with another record quarter for loan originations at Lima One and reductions in our REO portfolio. Additionally, we executed two Non-QM securitizations in March and two Business Purpose loan securitizations in April. While these executions were wider than those achieved in 2021, we demonstrated that the securitization market remains a viable durable financing source, and these transactions generated added liquidity and freed up additional balance sheet capacity.

Mr. Knutson added “During the quarter our cash position increased by more than $100 million and was approximately $410 million at quarter-end. Overall leverage increased, mainly due to declines in asset values and additional securitized debt, but remains relatively low at 3.1 times debt to equity. Excluding securitized debt, our recourse leverage is 1.9 times debt to equity. Our net interest income for the first quarter was $63.1 million, down from $70.1 million in Q4 2021, but our Q4 interest income was bolstered by the pay-off of an MSR bond that produced an approximately $8.2 million gain. We reported a GAAP loss of ($0.86) per common share in the first quarter, as earnings were negatively impacted by market value decreases in our loan portfolio held at fair value. Our GAAP book value decreased $1.28 or 6.7% to $17.84 per share, and our Economic book value declined $1.77 or 8.6% to $18.81 per share. The latter measure was impacted by declines in prices of loans held at carrying value.”

Mr. Knutson continued, “We have introduced a new non-GAAP metric, Distributable Earnings, to provide a measure of earnings that primarily eliminates non-cash, unrealized gains and losses that impact our GAAP earnings. For the first quarter of 2022, MFA’s Distributable Earnings were $66 million or $0.62 per common share. Finally, we repurchased 3.2 million shares of our common stock at an average price of $17.15 during the first quarter, and an additional 2.8 million shares subsequent to quarter end as of April 29 at an average price of $14.48. These share repurchases are accretive to both earnings and book value.”

Q1 2022 Portfolio Activity

MFA’s residential mortgage investment portfolio increased by approximately $330 million during the first quarter. Loan acquisitions were $1.2 billion, including$617.4 million of Non-QM loans and $589.4 million of funded originations (including draws on Rehabilitation loans) of Business Purpose loans.

At March 31, 2022, our investments in residential whole loans totaled $8.3 billion. Of this amount, $6.8 billion are Purchased Performing Loans, $496.9 million are Purchased Credit Deteriorated Loans and $1.0 billion are Purchased Non-performing Loans. During the quarter, we recognized approximately $99.5 million of Interest Income on residential whole loans in our consolidated statements of operations, representing a yield of 4.94%. Purchased Performing Loans generated a yield of 4.18%, Purchased Credit Deteriorated Loans generated a yield of 6.79% and Purchased Non-performing Loans generated a yield of 9.82%. Additional acquisitions of Purchased Performing Loans drove a sequential quarterly increase in interest income from our residential whole loan portfolio of approximately $9.2 million. Overall delinquency rates across our residential whole loan portfolio were lower than the prior quarter, particularly on Business Purpose loans which saw declines in absolute dollar amounts of delinquencies as well as when measured as a percentage of the unpaid principal balance. In addition, the amount of Purchased Credit Deteriorated Loans that were 90 or more days delinquent, measured as a percentage of the unpaid principal balance, remained unchanged during the quarter and was 18.3% at March 31, 2022. The percentage amount of Purchased Non-performing Loans that were 90 or more days delinquent increased to 43.0% at March 31, 2022 from 42.4% at December 31, 2021, but declined in absolute dollar terms by approximately 6.5%.

Lima One had a third consecutive quarter of record origination volumes, funding more than $526 million of business purpose loans with a maximum loan amount of $660 million, and generating approximately $14.5 million of origination, servicing, and other fee income.

For the first quarter, a reversal of the provision for credit losses of $3.5 million was recorded on residential whole loans held at carrying value, primarily reflecting continued run-off of the carrying value portfolio and adjustments to certain macro-economic and loan prepayment speed assumptions used in our credit loss forecasts. The total allowance for credit losses recorded on residential whole loans held at carrying value at March 31, 2022 was $35.5 million. Early in the first quarter we increased our position in interest rate swaps to a notional amount of $2.4 billion and have maintained this position despite executing over $1 billion of securitizations in March and April of 2022. At March 31, 2022, these swaps had a weighted average fixed pay interest rate of 1.29% and a weighted average variable receive interest rate of 0.29%. After including the impact of these swaps and other derivatives that have been entered into for economic hedging purposes, as well as the effect of securitized and other fixed rate debt, we estimate that the net effective duration of our investment portfolio at March 31, 2022 was 1.09.

Our Purchased Non-performing Loans and certain of our Purchased Performing Loans are measured at fair value as a result of the election of the fair value option at acquisition, with changes in the fair value and other non-interest related income from these loans recorded in Other income, net each period. For the first quarter, net losses of $288.4 million were recorded, primarily reflecting unrealized fair value changes in the underlying loans. These losses were partially offset by $94.1 million of gains on derivatives used for risk management purposes (which include positions in swaps and short TBAs), as well as $64.1 million of mark-to-market gains on securitized debt held at fair value through earnings.

We also continued to take advantage of a strong housing market to reduce our REO portfolio, selling 135 properties in the first quarter for aggregate proceeds of $41.5 million and generating $8.7 million of gains. Our REO portfolio was $145.6 million at March 31, 2022, a 34% decrease since March 31, 2021.

At the end of the first quarter, MFA held approximately $250 million of Securities, at fair value, including $154 million of MSR-related assets and $96 million of CRT securities.

General and Administrative and other expenses

For the three months ended March 31, 2022, MFA’s costs for compensation and benefits and other general and administrative expenses were $28.3 million. Expenses this quarter include $12.2 million compensation and other general and administrative expenses recorded at Lima One.

Stock Repurchase Program

On March 11, 2022, the Company’s Board authorized a stock repurchase program under which the Company may repurchase up to $250 million of its common stock through the end of 2023. Including the purchases made through April 29, 2022, there is approximately $209.7 million of remaining capacity under the authorization as of such date.

The following table presents MFA’s asset allocation as of March 31, 2022, and the first quarter 2022 yield on average interest-earning assets, average cost of funds and net interest rate spread for the various asset types.

Table 1 - Asset Allocation

At March 31, 2022	Purchased Performing Loans (1)	Purchased Credit Deteriorated Loans (2)	Purchased Non- Performing Loans	Securities, at fair value	Real Estate Owned	Other, net (3)	Total
(Dollars in Millions)
Fair Value/Carrying Value	$6,777	$497	$988	$250	$146	$1,049	$9,707
Payable for Unsettled Purchases	(29)	—	—	—	—	(300)	(329)
Financing Agreements with Non-mark-to-market Collateral Provisions	(668)	(118)	(203)	—	(12)	—	(1,001)
Financing Agreements with Mark-to-market Collateral Provisions	(2,528)	(105)	(136)	(159)	(13)	—	(2,941)
Less Securitized Debt	(2,353)	(184)	(301)	—	(21)	—	(2,859)
Less Convertible Senior Notes	—	—	—	—	—	(228)	(228)
Net Equity Allocated	$1,199	$90	$348	$91	$100	$521	$2,349
Debt/Net Equity Ratio (4)	4.7x	4.5x	1.8x	1.7x	0.5x		3.1x

For the Quarter Ended March 31, 2022
Yield on Average Interest Earning Assets (5)	4.18%	6.79%	9.82%	10.13%	N/A		4.86%
Less Average Cost of Funds (6)	(2.74)	(2.88)	(3.09)	(1.72)	(2.91)		(2.90)
Net Interest Rate Spread	1.44%	3.91%	6.73%	8.41%	(2.91)%		1.96%

(1)	Includes $3.6 billion of Non-QM loans, $885.2 million of Rehabilitation loans, $1.2 billion of Single-family rental loans, $98.2 million of Seasoned performing loans, and $1.0 billion of Agency eligible investor loans. At March 31, 2022, the total fair value of these loans is estimated to be approximately $6.7 billion.
(2)	At March 31, 2022, the total fair value of these loans is estimated to be approximately $566.3 million.
(3)	Includes $410.9 million of cash and cash equivalents, $144.6 million of restricted cash, and $70.8 million of capital contributions made to loan origination partners, as well as other assets and other liabilities.
(4)	Total Debt/Net Equity ratio represents the sum of borrowings under our financing agreements noted above as a multiple of net equity allocated.
(5)	Yields reported on our interest earning assets are calculated based on the interest income recorded and the average amortized cost for the quarter of the respective asset. At March 31, 2022, the amortized cost of our securities, at fair value, was $209.4 million. In addition, the yield for residential whole loans at carrying value was 4.91%, net of three basis points of servicing fee expense incurred during the quarter. For GAAP reporting purposes, such expenses are included in Loan servicing and other related operating expenses in our statement of operations.
(6)	Average cost of funds includes interest on financing agreements, Convertible Senior Notes and securitized debt. Cost of funding also includes the impact of the net carrying cost (the amount by which swap interest expense paid exceeds swap interest income received) on our Swaps. While we have not elected hedge accounting treatment for Swaps and accordingly the net carrying cost is not presented in interest expense in our consolidated statement of operations, we believe it is appropriate to allocate the net carrying cost to the cost of funding to reflect the economic impact of our interest rate swap agreements (or Swaps) on the funding costs shown in the table above. For the quarter ended March 31, 2022, this increased the overall funding cost by 35 basis points for our Residential whole loans, 33 basis points for our Purchased Performing Loans, 56 basis points for our Purchased Credit Deteriorated Loans, and 39 basis points for our Purchased Non-Performing Loans.

The following table presents the activity for our residential mortgage asset portfolio for the three months ended March 31, 2022:

Table 2 - Investment Portfolio Activity Q1 2022

(In Millions)	December 31, 2021	Runoff (1)	Acquisitions (2)	Other (3)	March 31, 2022	Change
Residential whole loans and REO	$8,069	$(582)	$1,207	$(287)	$8,407	$338
Securities, at fair value	257	(1)	—	(6)	250	(7)
Totals	$8,326	$(583)	$1,207	$(293)	$8,657	$331

(1)	Primarily includes principal repayments and sales of REO.
(2)	Includes draws on previously originated Rehabilitation loans.
(3)	Primarily includes changes in fair value and changes in the allowance for credit losses.

The following tables present information on our investments in residential whole loans.

Residential Whole Loans at March 31, 2022 and December 31, 2021:

Table 3 - Portfolio composition

	Held at Carrying Value		Held at Fair Value		Total
(Dollars in Thousands)	March 31, 2022	December 31, 2021	March 31, 2022	December 31, 2021	March 31, 2022	December 31, 2021
Purchased Performing Loans:
Non-QM loans	$1,265,731	$1,448,162	$2,391,632	$2,013,369	$3,657,363	$3,461,531
Rehabilitation loans	154,508	217,315	735,849	517,530	890,357	734,845
Single-family rental loans	283,090	331,808	870,407	619,415	1,153,497	951,223
Seasoned performing loans	98,269	102,041	—	—	98,269	102,041
Agency eligible investor loans	—	—	991,633	1,082,765	991,633	1,082,765
Total Purchased Performing Loans	$1,801,598	$2,099,326	$4,989,521	$4,233,079	$6,791,119	$6,332,405

Purchased Credit Deteriorated Loans	$518,450	$547,772	$—	$—	$518,450	$547,772

Allowance for Credit Losses	$(35,457)	$(39,447)	$—	$—	$(35,457)	$(39,447)

Purchased Non-Performing Loans	$—	$—	$987,794	$1,072,270	$987,794	$1,072,270

Total Residential Whole Loans	$2,284,591	$2,607,651	$5,977,315	$5,305,349	$8,261,906	$7,913,000

Number of loans	8,506	9,361	16,706	14,734	25,212	24,095

Table 4 - Yields and average balances

	For the Three-Month Period Ended
(Dollars in Thousands)	March 31, 2022			December 31, 2021			March 31, 2021
	Interest	Average Balance	Average Yield	Interest	Average Balance	Average Yield	Interest	Average Balance	Average Yield
Purchased Performing Loans:
Non-QM loans	$32,952	$3,658,912	3.60%	$28,902	$3,002,644	3.85%	$22,189	$2,315,890	3.83%
Rehabilitation loans	14,861	814,055	7.30%	9,214	652,663	5.65%	6,668	540,549	4.93%
Single-family rental loans	13,325	1,024,731	5.20%	10,684	828,183	5.16%	7,081	447,585	6.33%
Seasoned performing loans	1,010	100,032	4.04%	1,423	106,065	5.37%	1,991	132,897	5.99%
Agency eligible investor loans	7,583	1,075,013	2.82%	8,046	1,065,062	3.02%	—	—	—%
Total Purchased Performing Loans	69,731	6,672,743	4.18%	58,269	5,654,617	4.12%	37,929	3,436,921	4.41%

Purchased Credit Deteriorated Loans	9,009	530,828	6.79%	10,033	561,262	7.15%	8,290	662,924	5.00%

Purchased Non-Performing Loans	20,726	844,206	9.82%	22,010	895,472	9.83%	18,319	1,027,491	7.13%

Total Residential whole loans	$99,466	$8,047,777	4.94%	$90,312	$7,111,351	5.08%	$64,538	$5,127,336	5.03%

Table 5 - Net Interest Spread

	For the Three-Month Period Ended
	March 31, 2022	December 31, 2021	March 31, 2021
Purchased Performing Loans
Net Yield (1)	4.18%	4.12%	4.41%
Cost of Funding (2)	2.74%	2.24%	2.46%
Net Interest Spread	1.44%	1.88%	1.95%

Purchased Credit Deteriorated Loans
Net Yield (1)	6.79%	7.15%	5.00%
Cost of Funding (2)	2.88%	2.32%	2.86%
Net Interest Spread	3.91%	4.83%	2.14%

Purchased Non-Performing Loans
Net Yield (1)	9.82%	9.83%	7.13%
Cost of Funding (2)	3.09%	2.53%	3.41%
Net Interest Spread	6.73%	7.30%	3.72%

Total Residential Whole Loans
Net Yield (1)	4.94%	5.08%	5.03%
Cost of Funding (2)	2.79%	2.28%	2.70%
Net Interest Spread	2.15%	2.80%	2.33%

(1)	Reflects annualized interest income on Residential whole loans divided by average amortized cost of Residential whole loans. Excludes servicing costs.
(2)	Reflects annualized interest expense divided by average balance of repurchase agreements, agreements with non-mark-to-market collateral provisions, and securitized debt. Cost of funding shown in the table above for the quarterly periods ended March 31, 2022 and December 31, 2021 includes the impact of the net carrying cost (the amount by which swap interest expense paid exceeds swap interest income received) on our Swaps. While we have not elected hedge accounting treatment for Swaps and accordingly the net carrying cost is not presented in interest expense in our consolidated statement of operations, we believe it is appropriate to allocate the net carrying cost to the cost of funding to reflect the economic impact of our Swaps on the funding costs shown in the table above. For the quarter ended March 31, 2022, this increased the overall funding cost by 35 basis points for our Residential whole loans, 33 basis points for our Purchased Performing Loans, 56 basis points for our Purchased Credit Deteriorated Loans, and 39 basis points for our Purchased Non-Performing Loans. For the quarter ended December 31, 2021, this increased the overall funding cost by 5 basis points for our Residential whole loans, 5 basis points for our Purchased Performing Loans, 9 basis points for our Purchased Credit Deteriorated Loans, and 2 basis points for our Purchased Non-Performing Loans.

Table 6 - Allowance for Credit Losses

The following table presents a roll-forward of the allowance for credit losses on the Company’s Residential Whole Loans, at Carrying Value:

	Three Months Ended March 31, 2022
(Dollars In Thousands)	Non-QM Loans	Rehabilitation Loans (1)(2)	Single-family Rental Loans	Seasoned Performing Loans	Purchased Credit Deteriorated Loans (3)	Totals
Allowance for credit losses at December 31, 2021	$8,289	$6,881	$1,451	$46	$22,780	$39,447
Current provision	(909)	(1,460)	(122)	(1)	(975)	(3,467)
Write-offs	(51)	(219)	(27)	—	(226)	(523)
Allowance for credit losses at March 31, 2022	$7,329	$5,202	$1,302	$45	$21,579	$35,457

	Three Months Ended March 31, 2021
(Dollars In Thousands)	Non-QM Loans	Rehabilitation Loans (1)(2)	Single-family Rental Loans	Seasoned Performing Loans	Purchased Credit Deteriorated Loans (3)	Totals
Allowance for credit losses at December 31, 2020	$21,068	$18,371	$3,918	$107	$43,369	$86,833
Current provision	(6,523)	(3,700)	(1,172)	(41)	(10,936)	(22,372)
Write-offs	—	(1,003)	—	—	(214)	(1,217)
Allowance for credit losses at March 31, 2021	$14,545	$13,668	$2,746	$66	$32,219	$63,244

(1)	In connection with purchased Rehabilitation loans at carrying value, the Company had unfunded commitments of $12.9 million and $54.4 million as of March 31, 2022 and 2021, respectively, with an allowance for credit losses of $156,000 and $795,905 at March 31, 2022 and 2021, respectively. Such allowance is included in “Other liabilities” in the Company’s consolidated balance sheets (see Note 7).
(2)	Includes $80.2 million and $149.2 million of loans that were assessed for credit losses based on a collateral dependent methodology as of March 31, 2022 and 2021, respectively.
(3)	Includes $69.1 million and $87.7 million of loans that were assessed for credit losses based on a collateral dependent methodology as of March 31, 2022 and 2021, respectively.

Table 7 - Credit related metrics/Residential Whole Loans

March 31, 2022

	Fair Value /	Unpaid Principal	Weighted	Weighted Average Term to	Weighted Average	Weighted Average	Aging by UPB
	Carrying	Balance	Average	Maturity	LTV	Original		Past Due Days
(Dollars In Thousands)	Value	(“UPB”)	Coupon (1)	(Months)	Ratio (2)	FICO (3)	Current	30-59	60-89	90+
Purchased Performing Loans:
Non-QM loans (4)	$3,621,124	$3,670,937	4.92%	356	65%	733	$3,431,011	$119,445	$30,355	$90,126
Rehabilitation loans	885,155	886,942	7.11	12	67	740	783,366	14,118	3,178	86,280
Single-family rental loans	1,152,195	1,168,778	5.26	324	70	735	1,133,996	13,436	547	20,799
Seasoned performing loans	98,224	107,624	2.71	159	36	722	98,569	634	97	8,324
Agency eligible investor loans	991,633	1,034,815	3.40	351	62	767	1,026,214	7,595	814	192
Total Purchased Performing Loans	6,748,331	$6,869,096	5.00%	302

Purchased Credit Deteriorated Loans	$496,871	$610,651	4.57%	280	69%	N/A	428,302	51,517	18,942	111,890

Purchased Non-Performing Loans	$987,794	$1,017,658	4.89%	280	73%	N/A	$464,770	$85,856	$40,454	$426,578

Residential whole loans, total or weighted average	$8,232,996	$8,497,405	4.96%	298

December 31, 2021

	Fair Value /	Unpaid Principal	Weighted	Weighted Average Term to	Weighted Average	Weighted Average	Aging by UPB
	Carrying	Balance	Average	Maturity	LTV	Original		Past Due Days
(Dollars In Thousands)	Value	(“UPB”)	Coupon (1)	(Months)	Ratio (2)	FICO (3)	Current	30-59	60-89	90+
Purchased Performing Loans:
Non-QM loans	$3,453,242	$3,361,164	5.07%	355	66%	731	$3,165,964	$77,581	$22,864	$94,755
Rehabilitation loans	727,964	731,154	7.18	11	67	735	616,733	5,834	5,553	103,034
Single-family rental loans	949,772	924,498	5.46	329	70	732	898,166	2,150	695	23,487
Seasoned performing loans	101,995	111,710	2.76	162	37	722	102,047	938	481	8,244
Agency eligible investor loans	1,082,765	1,060,486	3.40	354	62	767	1,039,257	21,229	—	—
Total Purchased Performing Loans	$6,315,738	$6,189,012	5.05%	307

Purchased Credit Deteriorated Loans	$524,992	$643,187	4.55%	283	69	N/A	456,924	50,048	18,736	117,479

Purchased Non-Performing Loans	$1,072,270	$1,073,544	4.87%	283	73	N/A	492,481	87,041	40,876	453,146

Residential whole loans, total or weighted average	$7,913,000	$7,905,743	4.99%	301

(1)	Weighted average is calculated based on the interest bearing principal balance of each loan within the related category. For loans acquired with servicing rights released by the seller, interest rates included in the calculation do not reflect loan servicing fees. For loans acquired with servicing rights retained by the seller, interest rates included in the calculation are net of servicing fees.
(2)	LTV represents the ratio of the total unpaid principal balance of the loan to the estimated value of the collateral securing the related loan as of the most recent date available, which may be the origination date. For Rehabilitation loans, the LTV presented is the ratio of the maximum unpaid principal balance of the loan, including unfunded commitments, to the estimated “after repaired” value of the collateral securing the related loan, where available. For certain Rehabilitation loans, totaling $160.5 million and $137.3 million at March 31, 2022 and December 31, 2021, respectively, an after repaired valuation was not obtained and the loan was underwritten based on an “as is” valuation. The weighted average LTV of these loans based on the current unpaid principal balance and the valuation obtained during underwriting, is 74% and 71% at March 31, 2022 and December 31, 2021, respectively. Excluded from the calculation of weighted average LTV are certain low value loans secured by vacant lots, for which the LTV ratio is not meaningful.
(3)	Excludes loans for which no Fair Isaac Corporation (“FICO”) score is available.
(4)	Excluded from the table above are approximately $28.9 million of Residential whole loans, at fair value for which the closing of the purchase transaction had not occurred as of March 31, 2022.

Table 8 - LTV 90+ Days Delinquencies

The following table presents certain information regarding the Company’s Residential whole loans that are 90 days or more delinquent:

	March 31, 2022
(Dollars In Thousands)	Carrying Value / Fair Value	UPB	LTV (1)
Purchased Performing Loans
Non-QM loans	$91,200	$90,126	65.6%
Rehabilitation loans	$86,272	$86,280	73.3%
Single-family rental loans	$20,845	$20,799	73.5%
Seasoned performing loans	$7,780	$8,324	43.7%
Agency eligible investor loans	$180	$192	73.7%
Total Purchased Performing Loans	$206,277	$205,721

Purchased Credit Deteriorated Loans	$90,190	$111,890	78.2%

Purchased Non-Performing Loans	$424,871	$426,578	79.4%

Total Residential whole loans	$721,338	$744,189

	December 31, 2021
(Dollars In Thousands)	Carrying Value / Fair Value	UPB	LTV (1)
Purchased Performing Loans
Non-QM loans	$96,473	$94,755	64.6%
Rehabilitation loans	$103,166	$103,034	67.6%
Single-family rental loans	$23,524	$23,487	73.4%
Seasoned performing loans	$7,740	$8,244	45.6%
Agency eligible investor loans	$—	$—	—%
Total Purchased Performing Loans	$230,903	$229,520

Purchased Credit Deteriorated Loans	$95,899	$117,479	79.1%

Purchased Non-Performing Loans	$454,443	$453,146	80.2%

Total Residential whole loans	$781,245	$800,145

(1)	LTV represents the ratio of the total unpaid principal balance of the loan to the estimated value of the collateral securing the related loan as of the most recent date available, which may be the origination date. For Rehabilitation loans, the LTV presented is the ratio of the maximum unpaid principal balance of the loan, including unfunded commitments, to the estimated “after repaired” value of the collateral securing the related loan, where available. For certain Rehabilitation loans, an after repaired valuation was not obtained and the loan was underwritten based on an “as is” valuation. Excluded from the calculation of weighted average LTV are certain low value loans secured by vacant lots, for which the LTV ratio is not meaningful.

Table 9 - Shock Table

The information presented in the following “Shock Table” projects the potential impact of sudden parallel changes in interest rates on the value of our portfolio, including the impact of Swaps and short positions in TBA securities (if any), over the next 12 months based on the assets in our investment portfolio at March 31, 2022. Changes in portfolio value are measured as the percentage change when comparing the projected portfolio value to the base interest rate scenario at March 31, 2022.

Change in Interest Rates	Percentage Change in Portfolio Value	Percentage Change in Equity
+100 Basis Point Increase	(1.49)%	(6.05)%
+ 50 Basis Point Increase	(0.64)%	(2.60)%
Actual at March 31, 2022	—%	—%
- 50 Basis Point Decrease	0.44%	1.77%
-100 Basis Point Decrease	0.67%	2.70%

Webcast

MFA Financial, Inc. plans to host a live audio webcast of its investor conference call on Wednesday, May 4, 2022, at 10:00 a.m. (Eastern Time) to discuss its first quarter 2022 financial results. The live audio webcast will be accessible to the general public over the internet at http://www.mfafinancial.com through the “Webcasts & Presentations” link on MFA’s home page. To listen to the conference call over the internet, please go to the MFA website at least 15 minutes before the call to register and to download and install any needed audio software. Earnings presentation materials will be posted on the MFA website prior to the conference call and an audio replay will be available on the website following the call.

Cautionary Language Regarding Forward-Looking Statements

When used in this press release or other written or oral communications, statements which are not historical in nature, including those containing words such as “will,” “believe,” “expect,” “anticipate,” “estimate,” “plan,” “continue,” “intend,” “should,” “could,” “would,” “may,” the negative of these words or similar expressions, are intended to identify “forward-looking statements” within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended, and, as such, may involve known and unknown risks, uncertainties and assumptions. These forward-looking statements include information about possible or assumed future results with respect to our business, financial condition, liquidity, results of operations, plans and objectives.  Statements regarding the following subjects, among others, may be forward-looking: changes in interest rates and the market (i.e., fair) value of MFA’s residential whole loans, MBS and other assets; changes in the prepayment rates on residential mortgage assets, an increase of which could result in a reduction of the yield on certain investments in MFA’s portfolio and could require MFA to reinvest the proceeds received by it as a result of such prepayments in investments with lower coupons, while a decrease in which could result in an increase in the interest rate duration of certain investments in MFA’s portfolio making their valuation more sensitive to changes in interest rates and could result in lower forecasted cash flows; credit risks underlying MFA’s assets, including changes in the default rates and management’s assumptions regarding default rates on the mortgage loans in MFA’s residential whole loan portfolio; MFA’s ability to borrow to finance its assets and the terms, including the cost, maturity and other terms, of any such borrowings; implementation of or changes in government regulations or programs affecting MFA’s business; MFA’s estimates regarding taxable income, the actual amount of which is dependent on a number of factors, including, but not limited to, changes in the amount of interest income and financing costs, the method elected by MFA to accrete the market discount on residential whole loans and the extent of prepayments, realized losses and changes in the composition of MFA’s residential whole loan portfolios that may occur during the applicable tax period, including gain or loss on any MBS disposals and whole loan modifications, foreclosures and liquidations; the timing and amount of distributions to stockholders, which are declared and paid at the discretion of MFA’s Board and will depend on, among other things, MFA’s taxable income, its financial results and overall financial condition and liquidity, maintenance of its REIT qualification and such other factors as MFA’s Board deems relevant; MFA’s ability to maintain its qualification as a REIT for federal income tax purposes; MFA’s ability to maintain its exemption from registration under the Investment Company Act of 1940, as amended (or the “Investment Company Act”), including statements regarding the concept release issued by the Securities and Exchange Commission (“SEC”) relating to interpretive issues under the Investment Company Act with respect to the status under the Investment Company Act of certain companies that are engaged in the business of acquiring mortgages and mortgage-related interests; MFA’s ability to continue growing its residential whole loan portfolio, which is dependent on, among other things, the supply of loans offered for sale in the market; expected returns on MFA’s investments in nonperforming residential whole loans (“NPLs”), which are affected by, among other things, the length of time required to foreclose upon, sell, liquidate or otherwise reach a resolution of the property underlying the NPL, home price values, amounts advanced to carry the asset (e.g., taxes, insurance, maintenance expenses, etc. on the underlying property) and the amount ultimately realized upon resolution of the asset; targeted or expected returns on MFA’s investments in recently-originated loans, the performance of which is, similar to MFA’s other mortgage loan investments, subject to, among other things, differences in prepayment risk, credit risk and financing cost associated with such investments; risks associated with MFA’s investments in MSR-related assets, including servicing, regulatory and economic risks, risks associated with our investments in loan originators, risks associated with investing in real estate assets, including changes in business conditions and the general economy and risks associated with the integration and ongoing operation of Lima One Holdings, LLC (including, without limitation, unanticipated expenditures relating to or liabilities arising from the transaction and/or the inability to obtain, or delays in obtaining, expected benefits (including expected growth in loan origination volumes) from the transaction). These and other risks, uncertainties and factors, including those described in the annual, quarterly and current reports that MFA files with the SEC, could cause MFA’s actual results to differ materially from those projected in any forward-looking statements it makes. All forward-looking statements are based on beliefs, assumptions and expectations of MFA’s future performance, taking into account all information currently available. Readers are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date on which they are made. New risks and uncertainties arise over time and it is not possible to predict those events or how they may affect MFA. Except as required by law, MFA is not obligated to, and does not intend to, update or revise any forward-looking statements, whether as a result of new information, future events or otherwise.

MFA FINANCIAL, INC.
CONSOLIDATED BALANCE SHEETS

(In Thousands, Except Per Share Amounts)	March 31, 2022	December 31, 2021
	(unaudited)
Assets:
Residential whole loans, net ($5,977,315 and $5,305,349 held at fair value, respectively) (1)	$8,261,905	$7,913,000
Securities, at fair value	250,171	256,685
Cash and cash equivalents	410,939	304,696
Restricted cash	144,600	99,751
Other assets	857,343	565,556
Total Assets	$9,924,958	$9,139,688

Liabilities:
Financing agreements ($3,804,906 and $3,266,773 held at fair value, respectively)	$7,028,211	$6,378,782
Other liabilities	547,792	218,058
Total Liabilities	$7,576,003	$6,596,840

Stockholders’ Equity:
Preferred stock, $0.01 par value; 7.5% Series B cumulative redeemable; 8,050 shares authorized; 8,000 shares issued and outstanding ($200,000 aggregate liquidation preference)	$80	$80
Preferred stock, $0.01 par value; 6.5% Series C fixed-to-floating rate cumulative redeemable; 12,650 shares authorized; 11,000 shares issued and outstanding ($275,000 aggregate liquidation preference)	110	110
Common stock, $0.01 par value; 874,300 and 874,300 shares authorized; 105,036 and 108,138 shares issued and outstanding, respectively	1,050	1,082
Additional paid-in capital, in excess of par	3,722,974	3,775,482
Accumulated deficit	(1,417,115)	(1,279,484)
Accumulated other comprehensive income	41,856	45,578
Total Stockholders’ Equity	$2,348,955	$2,542,848
Total Liabilities and Stockholders’ Equity	$9,924,958	$9,139,688

(1)	Includes approximately $3.2 billion and $3.0 billion of Residential whole loans transferred to consolidated variable interest entities (“VIEs”) at March 31, 2022 and December 31, 2021, respectively. Such assets can be used only to settle the obligations of each respective VIE.

MFA FINANCIAL, INC.
CONSOLIDATED STATEMENTS OF OPERATIONS

	Three Months Ended March 31,
(In Thousands, Except Per Share Amounts)	2022	2021
	(Unaudited)	(Unaudited)
Interest Income:
Residential whole loans	$99,466	$64,538
Securities, at fair value	5,275	16,459
Other interest-earning assets	1,506	—
Cash and cash equivalent investments	102	54
Interest Income	$106,349	$81,051

Interest Expense:
Asset-backed and other collateralized financing arrangements	$39,365	$26,050
Other interest expense	3,931	4,020
Interest Expense	$43,296	$30,070

Net Interest Income	$63,053	$50,981

Reversal of Provision for Credit Losses on Residential Whole Loans	$3,511	$22,750
Net Interest Income after Reversal of Provision for Credit Losses	$66,564	$73,731

Other Income, net:
Net mark-to-market and other net (loss)/gain on residential whole loans measured at fair value	$(288,375)	$31,490
Net gains on derivatives used for risk management purposes	94,101	—
Net mark-to-market on Securitized debt measured at fair value	64,117	(1,011)
Net gain on real estate owned	8,732	2,440
Lima One - origination, servicing and other fee income	14,494	—
Other, net	(585)	1,400
Other (Loss)/Income, net	$(107,516)	$34,319

Operating and Other Expense:
Compensation and benefits	$19,556	$8,437
Other general and administrative expense	8,697	6,792
Loan servicing, financing and other related costs	10,401	7,299
Amortization of intangible assets	3,300	—
Operating and Other Expense	$41,954	$22,528

Net (Loss)/Income	$(82,906)	$85,522
Less Preferred Stock Dividend Requirement	$8,219	$8,219
Net (Loss)/Income Available to Common Stock and Participating Securities	$(91,125)	$77,303

Basic (Loss)/Earnings per Common Share	$(0.86)	$0.68
Diluted (Loss)/Earnings per Common Share	$(0.86)	$0.67

Reconciliation of GAAP Net Income to non-GAAP Distributable Earnings

“Distributable earnings” is a non-GAAP financial measure of our operating performance, within the meaning of Regulation G and Item 10(e) of Regulation S-K, as promulgated by the Securities and Exchange Commission. Distributable earnings is determined by adjusting GAAP net income/(loss) by removing certain unrealized gains and losses, primarily on residential mortgage investments, associated debt, and hedges that are, in each case, accounted for at fair value through earnings, as well as certain non-cash expenses and securitization-related transaction costs. Management believes that the adjustments made to GAAP earnings result in the removal of (i) income or expenses that are driven by changes in market valuations and are not reflective of the longer term performance of our investment portfolio, (ii) certain non-cash expenses, and (iii) expense items required to be recognized solely due to the election of the fair value option on certain related residential mortgage assets and associated liabilities. Distributable earnings is one of the factors that our Board of Directors considers when evaluating distributions to our shareholders. Accordingly, we believe that the adjustments to compute Distributable earnings specified below provide investors and analysts with additional information to evaluate our financial results.

Distributable earnings should be used in conjunction with results presented in accordance with GAAP. Distributable earnings does not represent and should not be considered as a substitute for net income or cash flows from operating activities, each as determined in accordance with GAAP, and our calculation of this measure may not be comparable to similarly titled measures reported by other companies.

The following table provides a reconciliation of our GAAP net (loss)/income used in the calculation of basic EPS to our non-GAAP Distributable earnings for the quarters ended March 31, 2022 and 2021:

	Quarter Ended
(In Thousands, Except Per Share Amounts)	March 31, 2022	December 31, 2021	September 30, 2021	June 30, 2021	March 31, 2021
GAAP Net (loss)/income used in the calculation of Basic EPS	$(91,266)	$35,734	$123,858	$58,290	$77,029

Adjustments:
Unrealized gains and losses on:
Residential whole loans held at fair value	287,935	42,564	(20,494)	(6,226)	(32,088)
Securities held at fair value	2,934	364	(494)	(1,374)	(100)
Interest rate swaps	(80,753)	(71)	—	—	—
Securitized debt held at fair value	(62,855)	(6,137)	(857)	232	(7,629)
Investments in loan origination partners	780	(23,956)	(48,933)	—	—
Expense items:
Amortization of intangible assets	3,300	3,300	3,300	—	—
Equity based compensation	2,645	2,306	2,306	2,744	1,688
Deferred taxes	—	—	—	—	—
Securitization-related transaction costs	3,233	5,178	—	—	2
Total adjustments	157,219	23,548	(65,172)	(4,624)	(38,127)
Distributable earnings	$65,953	$59,282	$58,686	$53,666	$38,902

GAAP (loss)/earnings per basic common share	$(0.86)	$0.33	$1.12	$0.53	$0.68
Distributable earnings per basic common share	$0.62	$0.54	$0.53	$0.49	$0.34
Weighted average common shares for basic earnings per share	106,568	109,468	110,222	110,383	112,784

Reconciliation of GAAP Book Value per Common Share to non-GAAP Economic Book Value per Common Share

“Economic book value” is a non-GAAP financial measure of our financial position. To calculate our Economic book value, our portfolios of Residential whole loans and securitized debt held at carrying value are adjusted to their fair value, rather than the carrying value that is required to be reported under the GAAP accounting model applied to these financial instruments. These adjustments are also reflected in the table below in our end of period stockholders’ equity. Management considers that Economic book value provides investors with a useful supplemental measure to evaluate our financial position as it reflects the impact of fair value changes for all of our residential mortgage investments and certain associated financing arrangements, irrespective of the accounting model applied for GAAP reporting purposes. Economic book value does not represent and should not be considered as a substitute for Stockholders’ Equity, as determined in accordance with GAAP, and our calculation of this measure may not be comparable to similarly titled measures reported by other companies.

The following table provides a reconciliation of our GAAP book value per common share to our non-GAAP Economic book value per common share as of the quarterly periods below:

	Quarter Ended:
(In Millions, Except Per Share Amounts)	March 31, 2022	December 31, 2021	September 30, 2021	June 30, 2021	March 31, 2021
GAAP Total Stockholders’ Equity	$2,349.0	$2,542.8	$2,601.1	$2,526.5	$2,542.3
Preferred Stock, liquidation preference	(475.0)	(475.0)	(475.0)	(475.0)	(475.0)
GAAP Stockholders’ Equity for book value per common share	1,874.0	2,067.8	2,126.1	2,051.5	2,067.3
Adjustments:
Fair value adjustment to Residential whole loans, at carrying value	54.0	153.5	198.8	206.2	203.0
Fair value adjustment to Securitized debt, at carrying value (1)	47.7	4.3	(8.0)	(8.9)	(3.6)

Stockholders’ Equity including fair value adjustments to Residential whole loans and Securitized debt held at carrying value (Economic book value) (1)	$1,975.7	$2,225.6	$2,316.9	$2,248.8	$2,266.7

GAAP book value per common share	$17.84	$19.12	$19.29	$18.62	$18.54
Economic book value per common share (1)	$18.81	$20.58	$21.02	$20.41	$20.32
Number of shares of common stock outstanding	105.0	108.1	110.2	110.2	111.5

(1)	Economic book value per common share for periods prior to December 31, 2021 have been restated to include the impact of fair value changes in securitized debt held at carrying value.